Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of XRAY-TWOLF HoldCo Corporation of our report dated February 18, 2020 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Xperi Corporation, which appears in Xperi Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, CA

April 10, 2020